Plexus Announces $50 Million Share Repurchase Program

NEENAH, WI – August 13, 2020 - Plexus (NASDAQ: PLXS) announced today that its Board of Directors has approved a new share repurchase program under which the Company is authorized to buy back up to $50 million of its common stock beginning upon expiration of the Company’s previous program. This most recent authorization is expected to extend through fiscal 2021.

Patrick Jermain, Executive Vice President and Chief Financial Officer, commented, “We remain committed to maximizing shareholder returns and are pleased to announce the authorization of this program. Coupled with our disciplined focus on delivering superior financial results, we believe that repurchasing Plexus stock, while considering market conditions, is an attractive use of our capital resources and provides an opportunity to enhance shareholder value.”

The authorized amount represents approximately 2% of current market capitalization. Plexus does not have a specific schedule or commitment for the repurchase of the shares; however, subject to market factors, it expects to complete the authorization on a relatively consistent basis through fiscal 2021.

Investor and Media Contact

Heather Beresford
+1.920.751.3612
heather.beresford@plexus.com

About Plexus Corp. – The Product Realization Company

Since 1979, Plexus has been partnering with companies to create the products that build a better world. We are a team of over 19,000 individuals who are dedicated to providing global Design and Development, Supply Chain Solutions, New Product Introduction, Manufacturing, and Aftermarket Services. Plexus is a global leader that specializes in serving customers in industries with highly complex products and demanding regulatory environments. Plexus delivers customer service excellence to leading global companies by providing innovative, comprehensive solutions throughout the product’s lifecycle. For more information about Plexus, visit our website at www.plexus.com.